Exhibit 99.1

AGS REPORTS First QUARTER 2022 RESULTS

First Quarter 2022 Highlights:

•	Sold 955 EGM Units Globally; Highest Level Achieved Since Q4 2019
•	Premium EGM Units Increased Sequentially for the Ninth Consecutive Quarter; Accounted for Approximately 11% of Domestic EGM Installed Base at Quarter End
•	Domestic EGM RPD Increased 2% Sequentially; Topped $30 for the Fourth Quarter in a Row
•	Table Product Revenue Reached a New All-time Record of $3.5 Million; Third Consecutive Record-breaking Quarter
•	Recent Debt Refinancing Lowers Borrowing Costs, Extends Key Debt Maturities and Reduces the Principal Amount of Debt Outstanding
•	On Track to Achieve Year-End 2022 Net Leverage Target of less than 4.0x

LAS VEGAS, MAY 5, 2022 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the first quarter ended March 31, 2022.

In addressing the Company's first quarter financial performance, AGS President and Chief Executive Officer David Lopez said, "I am encouraged by the degree to which the operating momentum we established throughout 2021 continued into the first quarter. We have heavily invested in strengthening the foundation of our Company over the past couple of years and are beginning to realize accelerating returns on these investments. To that end, I believe our solid first quarter performance simply foreshadows what our laser-focused organization can accomplish in the quarters and years ahead."

Kimo Akiona, AGS' Chief Financial Officer, added, "Supported by the operational momentum we continue to see within the business, the approximately $10 million of annualized cash interest expense savings we have started to realize as a result of the refinancing transaction, and our organizational commitment to maximizing free cash flow, we remain confident in our ability to deliver upon our year end 2022 net leverage target of less than 4.0x."

Summary of the Three Months Ended March 31, 2022 and 2021

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended March 31,

	2022	2021	$ Change	% Change
Revenues:
EGM	$66,906	$50,518	$16,388	32.4%
Table Products	3,480	2,756	724	26.3%
Interactive	2,471	2,085	386	18.5%
Total revenues	$72,857	$55,359	$17,498	31.6%
Income from operations	$5,678	$3,415	$2,263	66.3%
Net loss	$(12,594)	$(7,770)	$(4,824)	62.1%
Loss per share	$(0.34)	$(0.21)	$(0.13)	61.9%

Adjusted EBITDA:
EGM	$30,195	$24,403	$5,792	23.7%
Table Products	1,829	1,411	418	29.6%
Interactive	742	508	234	46.1%
Total Adjusted EBITDA(1)	$32,766	$26,322	$6,444	24.5%
Total Adjusted EBITDA margin(2)	45.0%	47.5%	(2.5)%	(250 bps)

First Quarter 2022 Financial Results

•	Consolidated revenue totaled $72.9 million, marking the fifth consecutive quarter in which we were able to achieve quarterly sequential revenue growth. Q1 2022 consolidated revenue exceeded the level reached in Q4 2021 by approximately 4%, supported by an approximately 15% increase in domestic EGM unit sales, sustained strength within our domestic EGM recurring revenue business, record Table Products performance, and further recovery in our international EGM gaming operations revenue. Q1 2022 consolidated revenue increased approximately 32% year-over-year.
•

Gaming operations, or recurring revenue, increased to $53.2 million versus $44.4 million and $52.9 million in Q1 2021 and Q4 2021, respectively. In aggregate, recurring revenue accounted for approximately 73% of our consolidated Q1 2022 revenue compared to approximately 80% and 75% in Q1 2021 and Q4 2021, respectively. Changes in our recurring revenue mix reflect outsized consolidated EGM unit sales growth of approximately 230% year-over-year, as we continue to benefit from the increased depth and breadth of our core content catalog, broadening of our customer account penetration, expansion into GLI-approved international jurisdictions, and a steady recovery in core North American replacement unit demand.

•	Our 2022 first quarter net loss of $12.6 million widened as compared to the $7.8 million net loss incurred in Q1 2021. The year-over-year increase in our reported net loss was predominantly driven by costs associated with the comprehensive debt refinancing transaction which we closed upon in February 2022, partially offset by our improved operating performance. Excluding refinancing-related expenditures, our net loss would have improved versus the prior year.
•

Total Adjusted EBITDA (non-GAAP)(1) was $32.8 million compared to $26.3 million in Q1 2021 and $32.3 million in Q4 2021. Adjusted EBITDA increased year-over-year within all three of our operating segments.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 45.0% versus 47.5% in Q1 2021. Recall, the prior year's quarter benefitted from the high-margin sale of approximately 430 used EGM units to a distributor. Additionally, a greater mix of lower-margin EGM unit sales revenues and higher costs related to global supply chain disruption unfavorably impacted the year-over-year margin comparison.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended March 31, 2022 compared to Three Months Ended March 31, 2021

(Amounts in thousands, except unit data)	Three Months Ended March 31,

	2022	2021	$ Change	% Change
EGM segment revenues:
Gaming operations	$47,296	$39,604	$7,692	19.4%
Equipment sales	19,610	10,914	8,696	79.7%
Total EGM revenues	$66,906	$50,518	$16,388	32.4%

EGM Adjusted EBITDA	$30,195	$24,403	$5,792	23.7%

EGM unit information:
Class II	11,215	11,412	(197)	(1.7)%
Class III	4,700	4,044	656	16.2%
Domestic installed base, end of period	15,915	15,456	459	3.0%
International installed base, end of period	7,197	7,985	(788)	(9.9)%
Total installed base, end of period	23,112	23,441	(329)	(1.4)%

Installed base - Oklahoma	7,968	8,127	(159)	(2.0)%
Installed base - non-Oklahoma	7,947	7,329	618	8.4%
Domestic installed base, end of period	15,915	15,456	459	3.0%

Domestic revenue per day	$30.79	$27.10	$3.69	13.6%
International revenue per day	$6.17	$2.94	$3.23	109.9%
Total revenue per day	$23.13	$18.89	$4.24	22.4%

Domestic EGM unit sales components:
Casino opening and expansion units	24	-	24	N/A
Other	913	289	624	215.9%
Total Domestic EGM units sold	937	289	648	224.2%
International EGM units sold	18	-	18	N/A
Total EGM units sold	955	289	666	230.4%

Domestic average sales price	$19,232	$17,520	$1,712	9.8%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic EGM gaming operations, or recurring revenue, increased to $43.3 million compared to $37.6 million in Q1 2021. A greater mix of higher-yielding premium games, more consistent core game content execution, and a stable gaming macroeconomic backdrop drove our improved quarterly revenue performance. Recurring revenue accounted for approximately 70% of our total Q1 2022 domestic EGM revenue.
•	Our domestic EGM installed base included 15,915 units at the end of Q1 2022, representing an increase of 459 units year-over-year and relatively consistent with the prior sequential quarter. We continue to leverage our enhanced analytical capabilities to thoughtfully implement our domestic EGM installed base optimization initiatives, with a goal of maximizing per unit economics and returns on deployed capital.
•

Domestic EGM revenue per day ("RPD") of $30.79 increased approximately 14% year-over-year and exceeded $30 for the fourth consecutive quarter. Continued growth of our higher-yielding premium game footprint, accelerating core game content momentum, further implementation of our domestic EGM installed base optimization initiatives, and a stable gaming macroeconomic environment paced the continued strength in our domestic RPD performance. Domestic EGM RPD increased approximately 2% on a quarterly sequential basis.

•	Our premium game installed base increased by approximately 10% on a quarterly sequential basis and accounted for approximately 11% of our domestic EGM installed base at March 31, 2022 compared to approximately 5% at March 31, 2021. We estimate our premium game footprint generated over 15% of our Q1 2022 domestic EGM gaming operations revenue.
Domestic Equipment Sales
•	We sold a total of 937 domestic EGM units compared to 289 units in Q1 2021. Domestic EGM unit sales increased by approximately 15% versus the 815 units sold in Q4 2021. The increased depth and breadth of our core game content catalog, successful implementation of a strategic sales initiative to further broaden our customer account penetration, continued success in commanding an outsized share of Historical Horse Racing ("HHR") sales opportunities, and a steady recovery in core North American replacement unit demand have all combined to drive our improved domestic EGM unit sales performance.
•	Domestic average sales price ("ASP") was $19,232 versus $17,520 in Q1 2021. Our improved domestic ASP reflects a greater mix of premium-priced Orion Curve cabinets, which accounted for nearly 60% of Q1 2022 total domestic units sold, and successful implementation of our price integrity initiative. Domestic ASP was relatively consistent on a quarterly sequential basis.
•	We sold units into 22 U.S. states and three Canadian provinces throughout Q1 2022, with Florida, New Hampshire and Nevada emerging as our top three sales markets.
International EGM's
•	International EGM gaming operations, or recurring revenue, totaled $4.0 million compared to $2.0 million in Q1 2021 and was up approximately 2% over Q4 2021 levels, marking the seventh consecutive quarterly sequential increase.
•	International EGM RPD was $6.17 compared to $2.94 in Q1 2021. International EGM RPD improved approximately 11% on a quarterly sequential basis relative to the $5.55 achieved in Q4 2021, supported by an increase in the number of active playable games in casinos, Mexico's continued post-COVID-19 macroeconomic recovery and the removal of lower-yielding Philippines units.
•	Our international EGM installed base totaled 7,197 units at March 31, 2022, representing a quarterly sequential decrease of approximately 450 units. As previously disclosed, we made a strategic decision to exit the Philippines market at the end of calendar year 2021, which drove the modest sequential decrease we experienced within our international EGM installed base. We estimate approximately 80% of our international EGM installed base was active and playable as of March 31, 2022 compared to approximately 70% as of December 31, 2021.
•	We sold a total of 18 EGM units internationally in Q1 2022, representing our first international EGM unit sales since Q2 2020. We have identified additional opportunities to further leverage our GLI-approved EGM products in a variety of international markets.
•	We continue to leverage our improved revenue performance and cost discipline to drive profitability gains within our international EGM business. To that end, our Q1 2022 international EGM Adjusted EBITDA increased nearly threefold versus the prior year's level.
Product Highlights
•	Our Orion Curve Premium installed base increased by more than 50% on a quarterly sequential basis, supported by the continued strong performance of our player favorite Rakin Bacon Deluxe game theme in both Class II and Class III jurisdictions. We continue to develop a diverse pipeline of new premium game content, enhanced game play mechanics and cutting-edge hardware to further support our long-term growth initiatives within the higher-yielding premium game segment.
•	Our steadfast commitment to strengthening our operational foundation through further investments in our R&D franchise continues to pay dividends, with our Ultimate Choice Jackpots, Imperial 88 and Coin Bonanza families of games each featuring multiple high-performing game themes. Looking ahead, we believe the growing diversity of our content offerings, including the upcoming launch of our first family of high-denomination game themes, should allow us to broaden our presence on operators' floors.
•	We expect to broaden our core Class II game content portfolio throughout the first half of 2022, providing us with the means to further yield optimize our over 11,000-unit Class II EGM installed base in a capital efficient manner. Looking beyond 2022, we continue to look for opportunities to leverage our extensive experience, time-tested customer relationships, unique game play mechanics, and scale-advantaged footprint to further strengthen our competitive positioning within the stable Class II gaming market.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended March 31, 2022 compared to Three Months Ended March 31, 2021

(Amounts in thousands, except unit data)	Three Months Ended March 31,

	2022	2021	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,397	$2,727	$670	24.6%
Equipment sales	83	29	54	186.2%
Total Table Products revenues	$3,480	$2,756	$724	26.3%

Table Products Adjusted EBITDA	$1,829	$1,411	$418	29.6%

Table Products unit information:
Table Products installed base, end of period	5,384	4,362	1,022	23.4%
Average monthly lease price	$217	$208	$9	4.3%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, grew to a record $3.4 million, paced by sustained customer demand for our industry-leading table game progressive products, initial PAX S specialty game card shuffler installs, the growing appeal of our all-inclusive AGS Arsenal site license offering, and our Q1 2022 acquisition of the Lucky Lucky side bet. Recurring revenue increased approximately 10% over the previous record of $3.1 million set in Q4 2021 and has now grown sequentially for seven consecutive quarters.
•	Our installed base expanded by over 680 units on a quarterly sequential basis to a record 5,384 units, with growth achieved across all core segments of our diversified Table Products portfolio, including side bets, progressives, premium games, and card shufflers. Our installed base increased by over 1,000 units year-over-year.
•	Our average monthly lease price ("ALP") was relatively consistent with the $220 achieved in Q4 2021 and increased approximately 4% year-over-year.
•	Adjusted EBITDA increased nearly 30% versus Q1 2021, supported by strong year-over-year revenue growth. Adjusted EBITDA margin was 52.6% compared to 51.2% in Q1 2021.
•	Our progressive installed base grew to over 1,750 units at March 31, 2022, supported by an approximately 55% quarterly sequential increase in the installed base of our highly anticipated and differentiated Bonus Spin Xtreme ("BSX") progressive. We expect customer adoption of BSX to accelerate in the quarters ahead as operators look to activate progressives on latent roulette tables and as additional game types, including craps, are added to the BSX platform.
•	We were live with 17 AGS Arsenal site licenses at the end of Q1 2022. The Arsenal's compelling value proposition and our organizational committment to investing in Table Product innovation continues to stimulate interest in our site license offering amongst our casino operator partners.
•	As of March 31, 2022, we had 14 PAX S specialty game card shufflers installed across six different jurisdictions. We have received encouraging customer feedback on our initial PAX S installs and are excited about the product's future growth potential in the quarters ahead.

Interactive

Three Months Ended March 31, 2022 compared to Three Months Ended March 31, 2021

(Amounts in thousands)	Three Months Ended March 31,

	2022	2021	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$515	$709	$(194)	(27.4)%
Real-money gaming revenue	1,956	1,376	580	42.2%
Total Interactive revenue	$2,471	$2,085	$386	18.5%

Interactive Adjusted EBITDA	$742	$508	$234	46.1%

Interactive Quarterly Results

•	Total Interactive revenue increased approximately 19% year-over-year to $2.5 million, exceeding $2.0 million for the fifth consecutive quarter. Outsized growth within our real-money gaming business continues to drive our improved Interactive revenue performance.
•	Interactive Adjusted EBITDA grew to $742 thousand, marking the segment's ninth consecutive quarter of positive Adjusted EBITDA performance and further reinforcing our organizational commitment to profitably scaling our Interactive business.
•

RMG revenue increased by more than 40% year-over-year to $2.0 million. The successful integration of our remote gaming server ("RGS") with additional iGaming operators, the expansion of regulated iGaming to additional North American jurisdictions, including several Canadian provinces, and continued strong performance of AGS game content paced our outsized year-over-year RMG revenue growth.

•	We recently achieved a top five supplier slot indexing ranking in the April 2022 Eilers and Krejcik Online Game Performance Report. Our online game content catalog, consisting of over 30 AGS titles, is live in the majority of the most prominent regulated North American online jurisdictions, including PA, MI, NJ, Ontario, and Quebec, and we continue to prepare for scheduled upcoming launches into additional jurisdictions, including CT, WV, British Columbia, and Alberta.
•	Social gaming revenue of $515 thousand was relatively consistent with the prior sequential quarter, as we continue to prioritize stability and profitability within this segment of our business. The year-over-year revenue decline reflects the impact of our strategic decision to moderate player marketing spend, consistent with our profitability focus within the segment.

Liquidity and Capital Expenditures

As of March 31, 2022, the Company had $72.9 million of total available liquidity, comprised of a $32.9 million cash balance and $40.0 million of availability under the Company's undrawn revolving credit facility.

On February 15, 2022, the Company successfully completed the refinancing of its total debt outstanding through the issuance of (i) a senior secured first lien term loan in an aggregate principal amount of $575.0 million due 2029 (the “New Term Loan Facility”), the proceeds of which, together with cash on hand, were used to repay all amounts outstanding under the Company’s existing term loan facilities and to pay related fees and expenses, and (ii) a $40.0 million senior secured first lien revolving facility due 2027 (the “New Revolving Credit Facility”), which was undrawn at close. The refinancing transaction simultaneously lowered the principal amount of debt outstanding by approximately $40 million, reduced annualized cash interest expense by approximately $10 million, relative to the level incurred for the full year 2021, expanded the Company's revolver capacity to $40.0 million, and extended key debt maturities.

The total principal amount of debt outstanding, as of March 31, 2022, was $575.7 million compared to $615.7 million at December 31, 2021. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of March 31, 2022 was approximately $542.8 million, conveying a Total Net Debt Leverage Ratio of 4.2 times. (4)

First quarter 2022 capital expenditures totaled $11.5 million, primarily comprised of $6.7 million in growth capital expenditures, which reflect costs associated with the placement of additional units into the Company's leased installed base, and $3.9 million in intangible capital expenditures, inclusive of capitalized internal software development costs. For the full year 2022, we expect to incur consolidated capital expenditures of $56 million to $62 million.

2022 Net Leverage Target

Supported by our encouraging start to 2022 and the operating momentum we continue to see within the business, we remain confident in our ability to deliver upon our previously issued year-end 2022 net leverage target of less than 4.0x.

(4) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's first quarter 2022 results on May 5, 2022, at 5 p.m. EDT. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (844) 200-6205, while international participants should call +1 (929) 526-1599. The conference call access code is 536847.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2022 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$32,932	$94,977
Restricted cash	20	20
Accounts receivable, net of allowance of $2,141 and $1,993, respectively	54,747	49,426
Inventories	31,362	27,534
Prepaid expenses	7,683	4,878
Deposits and other	8,823	8,240
Total current assets	135,567	185,075
Property and equipment, net	72,679	74,916
Goodwill	287,270	285,546
Intangible assets	156,629	160,044
Deferred tax asset	7,571	7,333
Operating lease assets	12,932	12,503
Other assets	6,705	7,394
Total assets	$679,353	$732,811

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,154	$9,439
Accrued liabilities	37,967	39,165
Current maturities of long-term debt	6,200	6,877
Total current liabilities	57,321	55,481
Long-term debt	552,668	599,281
Deferred tax liability, non-current	2,891	2,653
Operating lease liabilities, long-term	12,220	11,871
Other long-term liabilities	20,604	21,954
Total liabilities	645,704	691,240
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at March 31, 2022 and at December 31, 2021; and 37,102,382 and 36,943,770 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	371	369
Additional paid-in capital	395,837	392,161
Accumulated deficit	(357,493)	(344,889)
Accumulated other comprehensive loss	(5,066)	(6,070)
Total stockholders’ equity	33,649	41,571
Total liabilities and stockholders’ equity	$679,353	$732,811

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues
Gaming operations	$53,164	$44,416
Equipment sales	19,693	10,943
Total revenues	72,857	55,359
Operating expenses
Cost of gaming operations(5)	10,269	8,676
Cost of equipment sales(5)	9,787	3,468
Selling, general and administrative	17,951	12,608
Research and development	10,210	8,060
Write-downs and other charges	93	724
Depreciation and amortization	18,869	18,408
Total operating expenses	67,179	51,944
Income from operations	5,678	3,415
Other expense (income)
Interest expense	9,473	10,981
Interest income	(209)	(288)
Loss on extinguishment and modification of debt	8,549	-
Other expense (income)	(8)	147
Loss before income taxes	(12,127)	(7,425)
Income tax expense	(467)	(345)
Net loss	(12,594)	(7,770)
Foreign currency translation adjustment	1,004	(862)
Total comprehensive loss	$(11,590)	$(8,632)

Basic and diluted loss per common share:
Basic	$(0.34)	$(0.21)
Diluted	$(0.34)	$(0.21)
Weighted average common shares outstanding:
Basic	36,990	36,466
Diluted	36,990	36,466

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(12,594)	$(7,770)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,869	18,408
Accretion of contract rights under development agreements and placement fees	1,631	1,706
Amortization of deferred loan costs and discount	920	1,104
Write-off of deferred loan costs and discount	1,586	-
Cash paid for debt prepayment penalties to prior debt holders	848	-
Stock-based compensation expense	5,825	1,632
Provision for bad debts	105	118
Loss on disposition of long-lived assets	93	71
Impairment of assets	-	653
Provision for deferred income tax (benefit)	199	59
Changes in assets and liabilities that relate to operations:
Accounts receivable	(5,264)	(3,887)
Inventories	(3,273)	921
Prepaid expenses	(2,797)	(4,408)
Deposits and other	(491)	(408)
Other assets, non-current	1,930	1,339
Accounts payable and accrued liabilities	(517)	155
Net cash provided by operating activities	7,070	9,693
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,750)	-
Proceeds from payments on customer notes receivable	137	-
Software development and other expenditures	(3,853)	(3,766)
Proceeds from disposition of assets	5	11
Purchases of property and equipment	(7,688)	(6,109)
Net cash used in investing activities	(16,149)	(9,864)
Cash flows from financing activities
Repayment of first lien credit facilities	(521,215)	(1,347)
Repayment of incremental term loans	(93,575)	(238)
Payment of financed placement fee obligations	(1,287)	(1,217)
Proceeds from term loans	569,250	-
Payment of deferred loan costs	(4,838)	-
Payment of debt prepayment penalties to prior debt holders	(848)	-
Payments of previous acquisition obligation	(154)	(113)
Payments on finance leases and other obligations	(291)	(525)
Repurchase of stock	(10)	(778)
Net cash used in financing activities	(52,968)	(4,218)
Effect of exchange rates on cash and cash equivalents	2	(1)
Net increase in cash, cash equivalents and restricted cash	(62,045)	(4,390)
Cash, cash equivalents and restricted cash, beginning of period	94,997	81,709
Cash, cash equivalents and restricted cash, end of period	$32,952	$77,319

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$956	$-
Leased assets obtained in exchange for new finance lease liabilities	$35	$288

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(Amounts in thousands)
	2022	2021	$ Change	% Change
Net loss	$(12,594)	$(7,770)	$(4,824)	62.1%
Income tax expense	467	345	122	35.4%
Depreciation and amortization	18,869	18,408	461	2.5%
Interest expense, net of interest income and other	9,256	10,840	(1,584)	(14.6)%
Loss on extinguishment and modification of debt(6)	8,549	-	8,549	100.0%
Write-downs and other(7)	93	724	(631)	(87.2)%
Other adjustments(8)	111	(38)	149	(392.1)%
Other non-cash charges(9)	2,190	2,181	9	0.4%
Non-cash stock-based compensation(10)	5,825	1,632	4,193	256.9%
Total Adjusted EBITDA	$32,766	$26,322	$6,444	24.5%

	Three Months Ended March 31,
(Amounts in thousands, except Adjusted EBITDA margin)
	2022	2021	$ Change	% Change
Total revenues	$72,857	$55,359	$17,498	31.6%
Total Adjusted EBITDA	$32,766	$26,322	$6,444	24.5%
Total Adjusted EBITDA margin	45.0%	47.5%	(2.5)%	(250 bps)

(6) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written-off.

(7) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(8) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(9) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(10) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	March 31,	December 31,
	2022	2021
Total principal amount of debt	$575,727	$615,743
Less: Cash and cash equivalents	32,932	94,977
Total net debt	$542,795	$520,766
LTM Adjusted EBITDA	$129,031	$122,587
Total net debt leverage ratio	4.2	4.2

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Three Months Ended March 31, 2022
Net cash provided by operating activities	$7,070
Software development and other expenditures	(3,853)
Purchases of property and equipment	(7,688)
Free Cash Flow	$(4,471)

(Amounts in thousands)	Three Months Ended March 31, 2021
Net cash provided by operating activities	$9,693
Software development and other expenditures	(3,766)
Purchases of property and equipment	(6,109)
Free Cash Flow	$(182)